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                                                                    EXHIBIT 3.45


                            ARTICLES OF INCORPORATION

                                       OF

                    METRO RADIOLOGY MANAGEMENT SERVICES, INC.


         I, the undersigned natural person of the age of eighteen years or more, do make and acknowledge these Articles of Incorporation for the purpose of forming a business corporation under and by virtue of the laws of the State of North Carolina:

         1. The name of the corporation is Metro Radiology Management Services, Inc.

         2.       The period of duration of the corporation is perpetual.

         3.       The purposes for which the corporation is organized are:

                  (a) to provide personnel, management and consulting services to hospitals, clinics, radiology departments and other medical facilities.

                  (b) to engage in any business whatsoever, either as principal or as agent or both, or as a syndicate, which the corporation may deem convenient or proper in furtherance of any of the purposes hereinabove mentioned or otherwise; to conduct its business in this state, in other states, in the District of Columbia, in the territories and possessions of the United States, and in foreign countries; and to have and to exercise all powers authorized by the laws of the State of North Carolina under which the corporation is formed, whether expressly set forth in this third paragraph or not, as such laws are now in effect or may at any time hereafter be amended; and

                  (c) to acquire by lease, purchase, contract, concession, or otherwise, and to own, develop, explore, exploit, improve, operate, lease, enjoy, control, manage, or otherwise turn to account, mortgage, grant, sell, exchange, convey, or otherwise dispose of either within or without the State of North Carolina and in any country, domestic or foreign, any and all real estate lands, options, concessions, grants, land patents, franchises, rights, privileges, easements,
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tenements, estates, hereditaments, interests, and properties of every description and nature whatsoever which the corporation may deem wise and proper in connection with the conduct of any business or businesses herein enumerated; and

                  (d) to engage in any other lawful activity, including, but not limited to, constructing, manufacturing, raising, or otherwise producing and repairing, servicing, storing or otherwise caring for any type of structure or commodity whatsoever; processing, selling, brokering, factoring, distributing, lending, borrowing or investing in any type of property whether real or personal, tangible or intangible; extracting and processing natural resources; transporting freight or passengers by land, sea or air; collecting and disseminating information or advertisement through any medium whatsoever; performing personal services of any nature; and entering into or serving in any type of management, investigative, advisory, promotional, protective, insurance, guarantyship, suretyship, fiduciary or representative capacity or relationship for any persons or corporations whatsoever.

                  (e) The purposes specified herein shall be construed both as purposes and powers and shall be in no wise limited or restricted by reference to, or inference from, the terms of any other clause in this or any other article, but the purposes and powers specified in each of the clauses herein shall be regarded as independent purposes and powers, and the enumeration of specific purposes and powers shall not be construed to limit or restrict in any manner the meaning of general terms or of the general powers of the corporation; nor shall the expression of one thing be deemed to exclude another, although it be of like nature not expressed.

         4. The corporation shall have the authority to issue one hundred thousand (100,000) shares of common stock with a par value of One Dollar ($1.00) per share.

         5. The minimum amount of consideration to be received by the corporation for its


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shares before it shall commence business is one Hundred Dollars ($100.00) in cash or in property of equivalent value.

         6. The address of the initial registered office of the corporation in the State of North Carolina is 1901 Hillandale Road, City of Durham, County of Durham, North Carolina 27705; and the name of its initial registered agent at such address is Randall K. Sather, M.D.

         7. The number of directors of the corporation may be fixed by the Bylaws.

                  The number of directors constituting the initial Board of Directors shall be one (1); and the name and address of the person who is to serve as director until the first meeting of shareholders, or until his successor is elected and qualify, are:

                NAME                                ADDRESS

         Randall K. Sather, M.D.            1901 Hillandale Road
                                            Durham, North Carolina 27705

         8. The name and address of the incorporator are:

                NAME                                ADDRESS

         Reich L. Welborn                    301 West Main Street
                                             Suite 800
                                             Durham, North Carolina  27701

         9. There shall be no preemptive rights with respect to the shares of the capital stock of the corporation.

         10. A director of the corporation shall not be personally liable for monetary damages for breach of his duty as a director, except for (i) acts or omissions not made in good faith that the director at the time of such breach knew or believed were in conflict with the best interests of the corporation,
(ii) any liability under Section 55-32 of the Business Corporation Act, (iii) any transaction from which the director derived an improper personal benefit, or
(iv) acts or omissions


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occurring prior to the date this provision became effective. As used herein, the term "improper personal benefit" does not include a director's compensation or other incidental benefit for or on account of his service as a director, officer, employee, independent contractor, attorney, or consultant of the corporation.

         IN WITNESS WHEREOF, I have hereunto set my hand and seal this the 19th day of April, 1989.


                                          /s/ Reich L. Welborn            (SEAL)
                                         ---------------------------------
                                         Reich L. Welborn


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STATE OF NORTH CAROLINA

COUNTY OF DURHAM

         This is to certify that on the 19th day of April, 1989, before me, a Notary Public in and for the County and State aforesaid, personally appeared Reich L. Welborn, who I am satisfied is the person named in and who executed the foregoing Articles of Incorporation, and I having first made known to him the contents thereof, he did acknowledge that he signed and delivered the same as his voluntary act and deed for the uses and purposes therein expressed and the same are true of his own knowledge.

         WITNESS my hand and notarial seal this the 19th day of April, 1989.

                                               /s/ Joann W. Anderson
                                              ---------------------------------
                                                       Notary Public


My Commission Expires: 4-29-90
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